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                                                                    Exhibit 23.1

                       CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors
United PanAm Financial Corp.:

We consent to incorporation by reference in the registration statement (No. 333-67049) on Form S-8 of United PanAm Financial Corp. of our report dated January 29, 2002, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of United PanAm Financial Corp.

/s/ KPMG LLP

Los Angeles, California
March 25, 2002